Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-102919) on Form S-8 of Nobility Homes, Inc., of our report dated January 28 , 2015, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Nobility Homes, Inc., for the years ended November 1, 2014 and November 2, 2013.

/s/ Averett Warmus Durkee, P.A.

Orlando, Florida

January 28, 2015